Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Teresa Hess
Director, Investor Relations
Tecumseh Products Company
734-585-9507
Tecumseh Products Company Reports First Quarter 2009 Results
▪	The pace of the global economic contraction in the fourth quarter of 2008 continued into the first quarter of 2009, resulting in similar downward pressures on sales volumes and margins, culminating in a net loss of $23.9 million for the quarter

▪	Total cash and equivalents amounted to $88.0 million, a reduction of $25.1 million when compared to the beginning of the year. Included in the cash reduction was a $13.1 million payment to the purchaser of the Engine and Powertrain business for purchase price adjustments related to final working capital. Otherwise, cash was utilized in the first quarter 2009 to manage the downturn in volume.

▪	The Company continues to meet the demands of the challenging economic environment and position itself for the eventual recovery, with ongoing efforts to match infrastructure with current volumes, improve efficiencies and reduce operating costs
ANN ARBOR, Mich., May 11, 2009 – Tecumseh Products Company (NASDAQ: TECUA, TECUB), a leading global manufacturer of compressors and related products, today announced results for its first quarter ended Mar. 31, 2009.
“As in the fourth quarter of 2008, the global economy remained very weak in the first quarter of 2009, resulting in considerable downward pressure on volumes and margins,” said Ed Buker, Chairman, President and CEO of Tecumseh Products. “Moreover, some regions, such as Europe, worsened during the first quarter of 2009 when compared to the end of last year. Faced with these conditions, during the quarter just ended we took additional actions to reduce costs and adjust to lower output levels, and we will continue to do so until global economies recover.”
Consolidated net sales from continuing operations in the first quarter of 2009 decreased to $148.1 million from $275.2 million in 2008. After consideration for the effect of currency translation, which decreased sales in U.S. dollars by $28.3 million, sales declined by $98.8 million or 36%. Sales for refrigeration & freezer (“R&F”) applications recorded the most significant decline, with sales reduced by $58.0 million or 66% year-on-year. Volumes for R&F product were the most substantially affected by the global economic contraction, as consumer credit has become more constrained than in the first quarter of 2008 and the rate of housing starts has declined. The downturn in market volumes for R&F applications was the end-result of a twofold effect of these economic conditions; a decreased demand by consumers, combined with lower demand from our R&F customers as they brought their own inventories in line with lower volumes. Compressors for commercial and aftermarket applications also showed a substantial decline when compared to the first quarter of 2008, down by $52.4 million or 38%. For the commercial and aftermarket business, volume declines were also driven by softer economic conditions as well as lower shipments to customers as they too reduced inventory balances to better reflect current sales levels. Sales of compressors for air conditioning and other applications declined by $16.7 million or 34%.

Cost of sales was $138.8 million in the three months ended March 31, 2009 compared to $229.7 million in the three months ended March 31, 2008. As a percentage of net sales, cost of sales was 93.7% and 83.5% in the first quarters of 2009 and 2008, respectively. Gross profit (defined as net sales less cost of sales) declined by $36.2 million, from $45.5 million in the first quarter of 2008 to $9.3 million in the first quarter of 2009. The most substantial impact to profitability in the first quarter of 2009 was volume declines, which had an unfavorable impact of $29.6 million when compared to the same quarter of 2008. Unfavorable commodity costs of $4.6 million when compared to the prior year were also a factor; while we saw commodities generally move in directions favorable to us over the second half of 2008, our practice of mitigating our exposure to such movements will result in limited benefit being realized, particularly in the first half of 2009. All other purchasing-related costs were also unfavorable by $4.5 million. Pricing and mix impacts were unfavorable by $3.3 million, and the effect of all other income and expense items reduced operating results year-on-year by a total of $8.4 million. These declines were offset by productivity gains of $9.8 million, reflecting cost reduction and efficiency improvements that have been implemented over the course of the past twelve months. Currency impacts were also favorable in the quarter, due to the strengthening U.S. dollar, improving results by $4.4 million.
Selling and administrative (“S&A”) expenses were $32.2 million and $31.6 million in the three months ended March 31, 2009 and 2008 respectively. As a percentage of net sales, S&A expenses were 21.7% in the first quarter of 2009 compared to 11.5% in the first quarter of 2008. We recorded expenditures of approximately $3.3 million in the first quarter of 2009 for one-time professional fees, which primarily comprised legal fees for corporate governance issues. This expenditure constituted an increase of $1.6 million in professional fees incurred for one-time projects when compared to the same period in 2008. All other S&A expenses were reduced by a total of $1.0 million.
Buker commented, “We continue to make progress in reducing costs and increasing global operating efficiency, including working toward eliminating waste created over the past several decades. While we are being very judicious in our moves in order to conserve our cash resources, we believe the Company is poised to return to profitability when volumes rebound.”
Interest expense amounted to $2.9 million in the three months ended March 31, 2009 compared to $7.3 million in the same period of 2008. The substantially lower interest expense in the current quarter was primarily attributable to reduced borrowings, including both debt balances and accounts receivable factoring, in the quarter just ended. In addition, interest expense in the first quarter of 2008 included $1.4 million in fees associated with our former first lien credit agreement that were expensed upon its termination. Interest income and other, net was $0.8 million in the first quarter of 2009 compared to $1.8 million in the first quarter of 2008, reflecting the lower levels of cash and short-term investments held in 2009.
The Company recorded expense of $5.9 million and $0.5 million in impairments, restructuring charges, and other items in the periods ended March 31, 2009 and 2008 respectively. A summary of these charges (gains) is as follows:

	Three Months	Three Months
	Ended	Ended
(Dollars in millions)	March 31, 2009	March 31, 2008
Excise tax expense on proceeds from salaried retirement plan reversion	$—	$20.0
Severance, restructuring costs, and special termination benefits	3.3	2.6
Gain on sale of buildings and machinery	—	(0.6)
Loss on transfer of surplus land	0.3	—
Environment reserve on held-for-sale building	2.3	—
Curtailment and settlement (gains) / losses	—	(21.5)

Total impairments, restructuring charges, and other items	$5.9	$0.5

As a result of the factors described above, losses from continuing operations were $24.5 million in the current quarter, compared to a profit of $6.7 million in the first quarter of the prior year.
As of March 31, 2009, the Company reported total cash and cash equivalents of $88.0 million. Cash used by operations amounted to $28.3 million in 2009, as compared to cash provided by operations of $120.5 million in 2008. The 2009 results incorporated a net loss of $23.9 million, which included the non-cash impact of $9.5 million in depreciation expense. The Company also paid a working capital settlement to the purchaser of its former Engine & Powertrain business of $13.1 million. In the first quarter of 2008, the $80 million in net proceeds realized from the reversion of the Company’s salaried retirement plan was a significant element of the increase in cash, as was net income of $17.0 million.
With respect to working capital, inventories decreased by $10.1 million during 2009, reflecting the lower balances required in the first quarter of 2009 to address current manufacturing requirements as well as global efforts to reduce inventories. Accounts receivable also declined by $5.8 million from the beginning of the year. Both days sales outstanding (“DSO”) and days inventory on hand (“DOH”) improved considerably when compared to the end of 2008, declining by eight and eleven days respectively. The Company also recorded decreases to accounts payable and other accrued expenses and liabilities (down $27.4 million since the end of 2008), which was primarily attributable to the current dip in sales volumes (which lead to reduced purchases of raw materials), as well as the payment of the working capital settlement described above.
Cash used by investing activities was $2.1 million in the first three months of 2009 versus cash used by investing activities of $1.6 million for the same period of 2008. $6.8 million in proceeds were received from the sale of assets during 2008, while no such proceeds were recorded in the first three months of 2009. Changes in restricted cash balances represented a source of $0.5 million in cash in 2009 and a use of $7.6 million in cash in 2008.
Cash provided by financing activities was $7.2 million in the first quarter of 2009 as compared to cash provided by financing activities of $3.2 million in the comparable period of 2008. The changes in both periods were due to increases in borrowing at foreign facilities.

Tecumseh reported that the condition of the global economy as discussed above as well as dramatic fluctuations in commodity costs and key currency rates had a significant impact on its business operations in the first quarter of 2009. The outlook for the remainder of 2009 is subject to these same variables.
The Company continues to be concerned about maintaining its expected level of sales volumes, particularly in light of current global economic conditions. The negative volume trends in the third and fourth quarters of 2008 were significantly more pronounced than the Company had anticipated earlier in that year, and sales volumes in the first quarter of 2009 were consistent with performance in the fourth quarter of 2008. The Company cannot currently project when sales volumes may begin to rebound. If a greater-than-expected decline in volume occurs in key markets, this could have a further adverse effect on the Company’s current outlook.
Certain key commodities, including copper, saw significant fluctuations in pricing during 2008 and the first quarter of 2009; copper prices increased by more than 22% through July and then dropped almost 63% in August through December, before rising by nearly 24% in the first quarter of 2009. As of March 31, 2009, the Company held approximately 70% of its total projected copper requirements for the remainder of 2009 in the form of forward purchase contracts and futures, which will provide it with substantial (though not total) protection from any resurgence in price during the remainder of the year but also will detract from its ability to benefit from any price decreases. The Company expects the total 2009 cost of purchased materials for the full year, including the impact of hedging activities, to be slightly higher than the prior year, depending on commodity cost levels (particularly steel costs) over the course of the year. As a partial means of addressing the escalating costs of commodities in 2008, the Company implemented price increases; over the course of 2009 it expects to monitor pricing levels closely to ensure they correspond appropriately to changes, either favorable or unfavorable, in cost structure.
“In the first quarter we saw some benefit from the strengthening of the dollar, but the effect was somewhat muted by our currency hedging programs and the sharply lower volumes,” noted James Nicholson, Chief Financial Officer of Tecumseh Products. “Although we saw some stability in commodity prices late in the fourth quarter and early in the first quarter, the prices of some inputs, notably copper, have again become volatile. Our hedging portfolio contains many contracts executed when copper was at substantially higher prices, which will continue to limit the benefit of improved lower copper prices, particularly through the first half of 2009. While we expect that our current hedging will mitigate a considerable portion of this volatility, we will continue to work with our global supply base to enhance productivity and reduce costs. We will also remain diligent in our use of forwards and futures to hedge our exposure to both commodities and currencies.”
The Brazilian real, euro and Indian rupee continue to show significant volatility against the U.S. dollar. The Company has considerable forward purchase contracts to cover its exposure to fluctuations in value during 2009. In the aggregate, the changes in foreign currency exchange rates, after giving consideration to open contracts and including the impact of balance sheet re-measurement, are expected to have a favorable financial impact totaling approximately $18 million when compared to 2008 at current projected exchange rates.
As part of its efforts to offset unfavorable market conditions, improve profitability and reduce the consumption of capital resources, the Company’s plans for 2009 include continued cost reduction activities including, but not limited to, further employee headcount reductions, consolidation of productive capacity and rationalization of product platforms, and revised sourcing plans. During 2008, the Company reduced its headcount by approximately 2,400 people; further headcount reductions of approximately 600 people since January 1, 2009 reflect the Company’s ongoing efforts to scale the business to current levels of volume.
The amount of capital expenditures incurred during 2009 will ultimately depend on the timing and extent of economic recovery. The Company anticipates that 2009 capital expenditures will be in the range of $15 to $18 million — below its current target average of $20 to $25 million per year — as the Company carefully manages and prioritizes expenditures based on the potential to achieve rapid return on the capital invested.
Buker concluded: “Wherever possible, we continue to control our spending very carefully. We continue to share the frustration regarding the high costs associated with addressing legacy issues created by former management and remain committed to resolving these items as efficiently as possible. Even amid the current global economic downturn, we remain unwavering in our commitment to transforming Tecumseh into a world-class competitor in our core compressor market. We have made significant strides in streamlining our operations and global manufacturing footprint, and are benefiting from the expertise of the team of high-caliber professionals we have assembled to manage our business. The next step in the Company’s evolution will occur at our upcoming annual meeting, where shareholders will have the opportunity to support the modernization of our capital structure and select the group of highly qualified, seasoned directors put forth by our Board to manage Tecumseh’s future growth. I trust our shareholders will make the right decision and support the Company’s current leadership in adopting these measures.”
Conference Call to Discuss First Quarter 2009 Results
Tecumseh Products Company will host a conference call to report on the Company’s first quarter 2009 results on Tuesday, May 12, 2009 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then be made available for replay through the Investor Relations section of Tecumseh Products Company’s website at www.tecumseh.com.
Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s web site at http://www.tecumseh.com.
Cautionary Statements Relating to Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future tense and forward-looking terminology.
Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) unfavorable changes in macro-economic conditions and the condition of credit markets, which may magnify other risk factors; ii) the success of our ongoing effort to bring costs in line with projected production levels and product mix; iii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; iv) availability and cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; v) actions of competitors; vi) our ability to maintain adequate liquidity in total and within each foreign operation; vii) the effect of terrorist activity and armed conflict;

viii) economic trend factors such as housing starts; ix) the ultimate cost of resolving environmental and legal matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; x) emerging governmental regulations; xi) the ultimate cost of resolving environmental and legal matters; xii) our ability to profitably develop, manufacture and sell both new and existing products; xiii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) increased or unexpected warranty claims; and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)*

	Three Months Ended
	March 31,
(Dollars in millions, except per share data)	2009	2008
Net sales	$148.1	$275.2
Cost of sales	138.8	229.7
Selling and administrative expenses	32.2	31.6
Impairments, restructuring charges, and other items	5.9	0.5

Operating (loss) income	(28.8)	13.4
Interest expense	(2.9)	(7.3)
Interest income and other, net	0.8	1.8

(Loss) income from continuing operations before taxes	(30.9)	7.9
Tax (benefit) expense	(6.4)	1.2

(Loss) income from continuing operations	(24.5)	6.7
Income from discontinued operations, net of tax	0.6	10.3

Net (loss) income	$(23.9)	$17.0

Basic (loss) earnings per share*:
(Loss) income from continuing operations	(1.32)	0.36
Income from discontinued operations	0.03	0.56

(Loss) income per share, basic	$(1.29)	$0.92

Diluted (loss) earnings per share**:
(Loss) income from continuing operations	(1.32)	0.34
Income from discontinued operations	0.03	0.52

(Loss) income per share, diluted	$(1.29)	$0.86

Weighted average shares, basic (in thousands)	18,480	18,480
Weighted average shares, diluted (in thousands)	19,871	19,871

Cash dividends declared per share	$0.00	$0.00

*	The consolidated condensed financial statements of Tecumseh Products Company and Subsidiaries (the “Company”) are unaudited and reflect all adjustments (including normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the financial position and operating results for the interim periods. The Dec. 31, 2008 consolidated condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles in the United States (“U.S. GAAP”). The consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Annual Report for the fiscal year ended Dec. 31, 2008. Due to the seasonal nature of certain product lines, the results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

**	In 2007, we issued a warrant to a lender to purchase 1,390,944 shares of our Class A Common Stock, which is equivalent to 7% of our fully diluted common stock (including both Class A and Class B shares). Diluted earnings per share for the three months ended March 31, 2008 are therefore calculated based on a total of 19,870,628 shares. For the three months ended March 31, 2009, however, this warrant is not included in diluted per share information, as the effect would be antidilutive due to the losses recorded in continuing operations.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
(Dollars in millions)	2009	2008

Assets
Current assets:
Cash and cash equivalents	$88.0	$113.1
Restricted cash	12.0	12.5
Accounts receivable, net	80.5	88.1
Inventories	111.5	123.0
Assets held for sale	19.7	21.7
Other current assets	50.5	54.2

Total current assets	362.2	412.6
Property, plant and equipment – net	235.7	244.3
Prepaid pension expense	81.1	81.0
Other assets	60.7	60.6

Total assets	$739.7	$798.5

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, trade	$89.5	$109.6
Short-term borrowings	37.2	30.4
Liabilities held for sale	0.7	1.0
Accrued liabilities	76.1	98.2

Total current liabilities	203.5	239.2
Long-term debt	0.3	0.4
Deferred income taxes	4.2	8.7
Pension and postretirement benefits	57.2	58.2
Product warranty and self-insured risks	6.4	8.0
Other non-current liabilities	7.5	6.6

Total liabilities	279.1	321.1
Stockholders’ equity	460.6	477.4

Total liabilities and stockholders’ equity	$739.7	$798.5

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	March 31,
(Dollars in millions)	2009	2008

Cash flows from operating activities:
Cash (used in) provided by operating activities	($28.3)	$120.5

Cash flows from investing activities:
Proceeds from sale of assets	—	6.8
Capital expenditures	(2.6)	(0.8)
Change in restricted cash	0.5	(7.6)

Cash used in investing activities	(2.1)	(1.6)

Cash flows from financing activities:
Debt issuance / amendment costs	—	(1.6)
Borrowings / (repayments), net	7.2	4.8
Cash provided by financing activities	7.2	3.2

Effect of exchange rate changes on cash	(1.9)	(1.9)

(Decrease) increase in cash and cash equivalents	(25.1)	120.2
Cash and cash equivalents:
Beginning of period	113.1	76.8

End of period	$88.0	$197.0